Exhibit 99.1

Papa John’s Announces Third Quarter 2014 Results

Third Quarter Comparable Sales Increases of 7.4% for North America and 5.5% for International

LOUISVILLE, Ky.--(BUSINESS WIRE)--November 4, 2014--Papa John’s International, Inc. (NASDAQ: PZZA) today announced financial results for the three and nine months ended September 28, 2014.

Highlights

  Third quarter earnings per diluted share of $0.39 in 2014 compared to $0.32 in 2013, an increase of 21.9%
  Third quarter system-wide comparable sales increases of 7.4% for North America and 5.5% for international
  Increased 2014 diluted earnings per share guidance to a range of $1.68 to $1.74; Increased North America comparable sales guidance to a range of +5.0% to +7.0%

“I’d like to congratulate our corporate and franchise operators for continuing to drive excellent sales and bottom line results,” said Papa John’s Founder, Chairman, CEO and President John Schnatter. “Our focus on driving quality, digital innovation, and a better customer experience provides the foundation from which we will continue to consistently grow units and profitability.”

Third quarter 2014 revenues were $390.4 million, a 12.7% increase from third quarter 2013 revenues of $346.3 million. Third quarter 2014 net income was $16.1 million, compared to third quarter 2013 net income of $14.3 million. Third quarter 2014 diluted earnings per share were $0.39, compared to third quarter 2013 diluted earnings per share of $0.32.

Revenues were $1.17 billion for the nine months ended September 28, 2014, an 11.6% increase from revenues of $1.05 billion for the same period in 2013. Net income was $52.1 million for the nine months ended September 28, 2014, compared to $50.7 million for the same period in 2013. Diluted earnings per share were $1.23 for the nine months ended September 28, 2014, compared to $1.13 for the same period in 2013.

Global Restaurant and Comparable Sales Information

	Three Months Ended		Nine Months Ended
	Sept. 28, 2014	Sept. 29, 2013	Sept. 28, 2014	Sept. 29, 2013

Global restaurant sales growth (a)	10.2%	6.9%	11.0%	6.7%

Global restaurant sales growth, excluding the impact of foreign currency (a)	10.7%	7.5%	11.5%	7.2%

Comparable sales growth (b)
Domestic company-owned restaurants	8.3%	5.1%	9.1%	5.0%
North America franchised restaurants	7.1%	0.6%	7.2%	1.3%
System-wide North America restaurants	7.4%	1.8%	7.7%	2.3%

System-wide international restaurants	5.5%	8.1%	6.9%	7.7%

(a)	Includes both company-owned and franchised restaurant sales.

(b)	Represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. Comparable sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation.

We believe global restaurant and comparable sales growth information, as defined in the table above, is useful in analyzing our results since our franchisees pay royalties that are based on a percentage of franchise sales. Franchise sales generate commissary revenue in the United States and in certain international markets. Global restaurant and comparable sales growth information is also useful in analyzing industry trends and the strength of our brand. Franchise restaurant sales are not included in company revenues.

Revenue and Operating Highlights

All revenue and operating highlights below are compared to the same period of the prior year, unless otherwise noted.

Revenue Highlights

Consolidated revenues increased $44.1 million, or 12.7%, for the third quarter of 2014 and increased $121.5 million, or 11.6%, for the nine months ended September 28, 2014. The increases in revenues were primarily due to the following:

  Domestic company-owned restaurant sales increased $16.4 million, or 10.8%, and $51.6 million, or 11.1%, for the three and nine months, respectively, primarily due to increases of 8.3% and 9.1% in comparable sales.
  North America franchise royalty revenue increased approximately $2.7 million, or 14.0%, and $5.3 million, or 8.9%, for the three and nine months, respectively, primarily due to increases of 7.1% and 7.2% in comparable sales. The three-month period was also favorably impacted by lower performance-based royalty incentives.
  Domestic commissary sales increased $11.2 million, or 8.1%, and $41.9 million, or 9.9%, for the three and nine months, respectively, due to increases in the prices of certain commodities, primarily cheese, and increases in sales volumes for the nine-month period.
  Other sales increased $9.8 million, or 72.2%, and $11.1 million, or 28.7%, for the three and nine months, respectively, primarily due to point-of-sale system (“FOCUS”) equipment sales to franchisees. See the “FOCUS Update” section for additional information.
  International revenues increased $4.0 million, or 17.9%, and $12.1 million, or 19.1%, for the three and nine months, primarily due to increases in the number of restaurants and increases in comparable sales of 5.5% and 6.9%, respectively, calculated on a constant dollar basis.

Operating Highlights

The table below summarizes income before income taxes on a reporting segment basis:

	Three Months Ended			Nine Months Ended
	Sept. 28,	Sept. 29,	Increase	Sept. 28,	Sept. 29,	Increase
(In thousands)	2014	2013	(Decrease)	2014	2013	(Decrease)

Domestic company-owned restaurants	$8,133	$5,535	$2,598	$32,069	$24,666	$7,403
Domestic commissaries	8,897	6,473	2,424	26,174	26,278	(104)
North America franchising	19,023	16,516	2,507	56,389	52,134	4,255
International	1,436	945	491	4,071	2,152	1,919
All others	(298)	590	(888)	(150)	2,402	(2,552)
Unallocated corporate expenses	(12,242)	(8,544)	(3,698)	(35,405)	(28,475)	(6,930)
Elimination of intersegment losses (profits)	(731)	(252)	(479)	(1,284)	(989)	(295)
Total income before income taxes (a)	$24,218	$21,263	$2,955	$81,864	$78,168	$3,696

(a)	Includes FOCUS system rollout costs of approximately $1.2 million and $2.3 million for the three and nine months ended September 28, 2014, respectively. See the FOCUS Update section of this press release and the Quarterly Report on Form 10-Q for the three and nine months ended September 28, 2014 for additional information.

Total income before income taxes and other measures excluding FOCUS system rollout costs included within this press release are not measures defined by accounting principles generally accepted in the United States (“GAAP”). These non-GAAP measures should not be construed as substitutes for or better indicators of the company’s performance than the company’s GAAP results. Management believes presenting income before income taxes and other measures excluding the FOCUS system rollout costs is important for purposes of comparison to prior year results and analyzing each segment’s operating results. In addition, management uses these non-GAAP measures to allocate resources and analyze trends and underlying operating performance of the company.

Third quarter 2014 income before income taxes increased $3.0 million, or 13.9%. Excluding FOCUS rollout costs of approximately $1.2 million, income before income taxes increased approximately $4.1 million, or 19.5%. Significant results by segment are detailed as follows:

  Domestic company-owned restaurants results increased approximately $2.6 million primarily due to the 8.3% increase in comparable sales, partially offset by the impact of higher commodity costs. The market price for cheese averaged $2.14 per pound for the third quarter of 2014, compared to $1.74 per pound in the prior year. Additionally, the results for the third quarter of 2014 include approximately $450,000 of depreciation expense associated with FOCUS hardware costs.
  Domestic commissaries results increased approximately $2.4 million primarily due to a higher margin, partially offset by higher costs associated with various ongoing commissary initiatives. We manage commissary results on a full year basis and anticipate the 2014 full year profit margin percentage will approximate 2013.
  North America franchising increased $2.5 million primarily due to higher royalties attributable to the 7.1% increase in comparable sales and lower performance-based royalty incentives.
  International income increased approximately $500,000 primarily due to an increase in units and comparable sales of 5.5% which resulted in both higher royalties and an improvement in United Kingdom commissary results. These increases were partially offset by unfavorable results at our China company-owned restaurant operations, including an impairment charge of approximately $700,000 for eight restaurants.
  The results for the “All others” segment decreased approximately $900,000. The decrease was primarily due to higher infrastructure costs to support our digital ordering business and a lower margin at our print and promotions business.
  Unallocated corporate expenses were $3.7 million higher primarily due to the following:
    General and administrative costs increased approximately $1.5 million primarily due to higher salaries, benefits, and equity compensation costs, increased professional and legal fees and higher insurance costs.
    Interest costs were approximately $400,000 higher due to both a higher average outstanding debt balance and a higher effective interest rate.
    The prior year included an approximate $375,000 benefit from a decrease in the redemption value of a mandatorily redeemable noncontrolling interest in a joint venture.
    Depreciation expense increased approximately $1.0 million including depreciation expense of $600,000 for FOCUS capitalized software development costs.

Income before income taxes increased $3.7 million, or 4.7%, for the nine-month period ended September 28, 2014. Excluding FOCUS system rollout costs of approximately $2.3 million, income before income taxes increased by approximately $6.0 million, or 7.7% for the nine-month period. The increase was primarily due to the same reasons as noted above, except the domestic commissaries segment which decreased approximately $100,000 due to higher insurance costs of approximately $1.1 million and higher costs associated with ongoing commissary initiatives. These decreases were substantially offset by a higher margin.

The effective income tax rates were 30.0% and 32.4% for the three and nine months ended September 28, 2014, representing a decrease of 0.1% for the three-month period and an increase of 0.5% for the nine-month period. Our effective income tax rate may fluctuate from quarter to quarter for various reasons. The higher tax rate for the nine months of 2014 was primarily due to the prior year including both favorable state tax settlements and the reinstatement of certain 2012 tax credits under the American Taxpayer Relief Act of 2012.

The company’s free cash flow, a non-GAAP financial measure, was as follows (in thousands):

	Nine Months Ended
	Sept. 28,	Sept. 29,
	2014	2013

Net cash provided by operating activities (a)	$84,826	$74,833
Purchases of property and equipment (b)	(37,700)	(38,537)
Free cash flow	$47,126	$36,296

(a)	The increase of approximately $10.0 million was primarily due to higher net income and favorable changes in working capital and other operating activities including higher depreciation and amortization expense.
(b)	Purchases of property and equipment were relatively consistent for the nine-month periods. The current year period includes FOCUS hardware costs for domestic company-owned restaurants. The prior year period includes expenditures on equipment for New Jersey commissary dough production as well as technology investments, including FOCUS software development costs.

We define free cash flow as net cash provided by operating activities (from the consolidated statements of cash flows) less the amounts spent on the purchase of property and equipment. We view free cash flow as an important measure because it is a factor that management uses in determining the amount of cash available for discretionary investment, dividends or share repurchases. Free cash flow is not a term defined by GAAP and as a result our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) for additional information concerning our operating results and cash flow for the three and nine months ended September 28, 2014.

FOCUS Update

As previously disclosed, the company is implementing a new, proprietary point-of-sale system (“FOCUS”) in substantially all domestic system-wide restaurants. As of September 28, 2014, we had installed FOCUS in almost 50% of our domestic restaurants, including all company-owned restaurants and almost 800 franchised restaurants. Substantial completion is expected to occur by the end of the first quarter of 2015.

The costs related to implementing FOCUS are projected to decrease income before income taxes by approximately $4.0 million in 2014, or a $0.06 negative impact on diluted earnings per share, as compared to 2013. For the three and nine months ended September 28, 2014, the impact was a $1.2 million and $2.3 million reduction in income before income taxes, or a $0.02 and $0.04 reduction in diluted earnings per share, respectively. For additional information, see the Quarterly Report on Form 10-Q for the three- and nine-month periods ended September 28, 2014.

Global Restaurant Unit Data

At September 28, 2014, there were 4,537 Papa John’s restaurants operating in all 50 states and in 36 international countries and territories, as follows:

	Domestic Company- owned	Franchised North America	Total North America	International	System-wide
Third Quarter
Beginning - June 29, 2014	672	2,614	3,286	1,201	4,487
Opened	5	37	42	54	96
Closed	(1)	(14)	(15)	(31)	(46)
Acquired (divested)	7	(7)	-	-	-
Ending - September 28, 2014	683	2,630	3,313	1,224	4,537

Year-to-date
Beginning - December 29, 2013	665	2,621	3,286	1,142	4,428
Opened	9	86	95	124	219
Closed	(3)	(65)	(68)	(42)	(110)
Acquired (divested)	12	(12)	-	-	-
Ending - September 28, 2014	683	2,630	3,313	1,224	4,537

Unit growth	18	9	27	82	109

% increase	2.7%	0.3%	0.8%	7.2%	2.5%

Our development pipeline as of September 28, 2014 included approximately 1,300 restaurants (300 units in North America and 1,000 units internationally), the majority of which are scheduled to open over the next six years.

Share Repurchase Activity

In October 2014, the company’s Board of Directors approved a $125 million increase in the amount of common stock that may be purchased under the company’s share repurchase program through December 31, 2015, bringing the total authorized under the program to $1.325 billion since its inception in 1999. Approximately $142.9 million remains available under the company’s share repurchase program as of October 28, 2014.

The following table reflects our repurchases for the three and nine months ended September 28, 2014 and subsequent repurchases through October 28, 2014 (in thousands):

Period	Number of Shares	Cost

Three Months Ended September 28, 2014	756	$30,848

Nine Months Ended September 28, 2014	2,060	$94,152

September 29, 2014 through October 28, 2014	240	$9,851

There were 41.4 million and 42.0 million diluted weighted average shares outstanding for the three and nine months ended September 28, 2014, representing decreases of 6.3% and 6.1%, respectively, over the prior year comparable periods. Diluted earnings per share increased $0.03 and $0.08, respectively, for the three and nine months ended September 28, 2014 due to the reduction in shares outstanding, primarily resulting from the share repurchase program. Approximately 40.4 million actual shares of the company’s common stock were outstanding as of September 28, 2014.

2014 Guidance Update

The company provided the following 2014 guidance updates:

		Updated Guidance	Previous Guidance

	Diluted earnings per share (a)	$1.68 to $1.74	$1.64 to $1.72

	North America comparable sales	+5.0% to +7.0%	+4.0% to +6.0%

(a)	Includes the approximate $0.06 per share impact of implementing FOCUS, which was previously estimated to be $0.08 per share.

Conference Call

A conference call is scheduled for November 5, 2014 at 8:00 a.m. Eastern Time to review our third quarter 2014 earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (international). The conference call will be available for replay, including by downloadable podcast, from the company’s web site at www.papajohns.com. The Conference ID is 17449361.

Investors and others should note that we announce material financial information to our investors using our investor relations website, press releases, SEC filings and public conference calls and webcasts. We intend to use our investor relations website as a means of disclosing information about our business, our financial condition and results of operations and other matters and for complying with our disclosure obligations under Regulation FD. The information we post on our investor relations website, including information contained in investor presentations, may be deemed material. Accordingly, investors should monitor our investor relations website, in addition to following our press releases, SEC filings and public conference calls and webcasts. We encourage investors and others to sign up for email alerts at our investor relations page under Shareholder Tools at the bottom right side of the page. These email alerts are intended to help investors and others to monitor our investor relations website by notifying them when new information is posted on the site.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements may relate to projections or guidance concerning business performance, revenue, earnings, contingent liabilities, resolution of litigation, commodity costs, profit margins, unit growth, capital expenditures, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to:

  aggressive changes in pricing or other marketing or promotional strategies by competitors, which may adversely affect sales; and new product and concept developments by food industry competitors;
  changes in consumer preferences or consumer buying habits, including the impact of adverse general economic conditions, such as increasing tax rates;
  the impact that product recalls, food quality or safety issues, incidences of foodborne illness and other general public health concerns, including potential epidemics, could have system-wide on our restaurants or our results;
  failure to maintain our brand strength and quality reputation;
  the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably;
  increases in or sustained high costs of food ingredients or other restaurant costs. This could include increased employee compensation, benefits, insurance, tax rates, regulatory compliance and similar costs, including increased costs resulting from federal health care legislation;
  disruption of our supply chain or commissary operations which could be caused by sole or limited source of suppliers or weather, drought, disease or other disruptions beyond our control;
  increased risks associated with our international operations, including economic and political conditions and instability in our international markets and difficulty in meeting planned sales targets and new store growth. This could include our expansion into emerging or underpenetrated markets, such as China, where we have a company-owned presence. Based on prior experience in underpenetrated markets, operating losses are likely to occur as the market is being established;
  the credit performance of our franchise loan or guarantee programs;
  the impact of the resolution of current or future claims and litigation;
  current or proposed legislation impacting our business;
  the impact of changes in currency exchange and interest rates;
  failure to effectively execute succession planning, and our reliance on the multiple roles of our Founder, Chairman, President and Chief Executive Officer, who also serves as our brand spokesperson;
  disruption of critical business or information technology systems, and risks associated with systems failures and data privacy and security breaches, including theft of company, employee and customer information.

These and other risk factors are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2013. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	Sept. 28, 2014	Sept. 29, 2013	Sept. 28, 2014	Sept. 29, 2013
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
North America:
Domestic company-owned restaurant sales	$169,076	$152,662	$517,269	$465,713
Franchise royalties	22,131	19,419	65,728	60,382
Franchise and development fees	217	263	493	1,028
Domestic commissary sales	149,224	138,044	463,852	421,941
Other sales	23,359	13,566	49,704	38,617
International:
Royalties and franchise and development fees	6,673	5,454	18,769	15,912
Restaurant and commissary sales	19,719	16,934	56,825	47,539
Total revenues	390,399	346,342	1,172,640	1,051,132

Costs and expenses:
Domestic company-owned restaurant expenses:
Cost of sales	42,460	38,233	129,646	113,131
Salaries and benefits	45,835	41,701	139,223	127,026
Advertising and related costs	15,369	14,424	46,979	43,894
Occupancy costs	10,344	9,583	29,101	27,233
Other restaurant operating expenses	25,343	23,061	75,850	68,237
Total domestic company-owned restaurant expenses	139,351	127,002	420,799	379,521

Domestic commissary expenses:
Cost of sales	116,908	107,930	364,302	326,529
Salaries and benefits	7,208	6,173	21,079	18,273
Other commissary operating expenses	15,013	15,262	47,083	45,908
Total domestic commissary expenses	139,129	129,365	432,464	390,710

Other operating expenses	22,794	12,510	47,446	35,094
International restaurant and commissary expenses	16,605	14,372	47,366	40,008
General and administrative expenses	33,671	31,780	104,199	98,064
Other general expenses	3,143	1,260	6,640	4,042
Depreciation and amortization	10,520	8,605	29,539	25,672
Total costs and expenses	365,213	324,894	1,088,453	973,111

Operating income	25,186	21,448	84,187	78,021
Net interest (expense) income	(968)	(185)	(2,323)	147
Income before income taxes	24,218	21,263	81,864	78,168
Income tax expense	7,256	6,385	26,522	24,926
Net income before attribution to noncontrolling interests	16,962	14,878	55,342	53,242
Income attributable to noncontrolling interests	(887)	(602)	(3,208)	(2,510)
Net income attributable to the company	$16,075	$14,276	$52,134	$50,732

Calculation of income for earnings per share:
Net income attributable to the company	$16,075	$14,276	$52,134	$50,732
Increase in noncontrolling interest redemption value	(42)	-	(81)	-
Net income attributable to participating securities	(77)	-	(295)	-
Net income attributable to common shareholders	$15,956	$14,276	$51,758	$50,732

Basic earnings per common share	$0.39	$0.33	$1.25	$1.16
Diluted earnings per common share	$0.39	$0.32	$1.23	$1.13

Basic weighted average common shares outstanding	40,739	43,182	41,248	43,710
Diluted weighted average common shares outstanding	41,386	44,168	42,021	44,762

Dividends declared per common share	$0.14	$0.125	$0.39	$0.375

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 28,	December 29,
	2014	2013
(In thousands)	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$17,148	$13,670
Accounts receivable, net	57,262	53,203
Notes receivable, net	6,064	3,566
Inventories	34,428	23,035
Deferred income taxes	6,924	8,004
Prepaid expenses and other current assets	21,696	23,562
Total current assets	143,522	125,040

Property and equipment, net	218,453	212,097
Notes receivable, less current portion, net	12,359	13,239
Goodwill	82,689	79,391
Other assets	35,158	34,524
Total assets	$492,181	$464,291

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$34,273	$35,653
Income and other taxes payable	10,837	4,401
Accrued expenses and other current liabilities	52,866	57,807
Total current liabilities	97,976	97,861

Deferred revenue	4,887	5,827
Long-term debt	224,684	157,900
Deferred income taxes	12,604	14,660
Other long-term liabilities	39,180	42,835
Total liabilities	379,331	319,083

Redeemable noncontrolling interests	8,970	7,024

Total stockholders' equity	103,880	138,184
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$492,181	$464,291

Note: The Condensed Consolidated Balance Sheet has been derived from the audited consolidated financial statements, but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Nine Months Ended
(In thousands)	September 28, 2014	September 29, 2013
	(Unaudited)	(Unaudited)
Operating activities
Net income before attribution to noncontrolling interests	$55,342	$53,242
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for uncollectible accounts and notes receivable	1,714	1,130
Depreciation and amortization	29,539	25,672
Deferred income taxes	7,687	6,994
Stock-based compensation expense	5,958	5,642
Excess tax benefit on equity awards	(8,493)	(4,108)
Other	3,916	1,260
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(6,861)	(4,666)
Inventories	(9,792)	(740)
Prepaid expenses and other current assets	2,148	281
Other assets and liabilities	3,887	(3,254)
Accounts payable	(1,380)	1,457
Income and other taxes payable	6,434	(4,511)
Accrued expenses and other current liabilities	(5,163)	(3,217)
Deferred revenue	(110)	(349)
Net cash provided by operating activities	84,826	74,833

Investing activities
Purchases of property and equipment	(37,700)	(38,537)
Loans issued	(5,221)	(3,830)
Repayments of loans issued	3,371	3,687
Acquisitions, net of cash acquired	(4,264)	-
Other	25	324
Net cash used in investing activities	(43,789)	(38,356)

Financing activities
Net proceeds on line of credit facility	66,784	31,742
Cash dividends paid	(16,119)	(5,414)
Excess tax benefit on equity awards	8,493	4,108
Tax payments for equity award issuances	(7,540)	(1,862)
Proceeds from exercise of stock options	4,752	4,193
Acquisition of Company common stock	(94,152)	(69,137)
Contributions from noncontrolling interest holders	1,086	850
Distributions to noncontrolling interest holders	(1,200)	(3,200)
Other	423	(501)
Net cash used in financing activities	(37,473)	(39,221)

Effect of exchange rate changes on cash and cash equivalents	(86)	37
Change in cash and cash equivalents	3,478	(2,707)
Cash and cash equivalents at beginning of period	13,670	16,396

Cash and cash equivalents at end of period	$17,148	$13,689

CONTACT:
Papa John’s International, Inc.
Lance Tucker, 502-261-4218
Chief Financial Officer